Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   ☒

AMENDMENT NO. 22   ☒

CPG CARLYLE COMMITMENTS FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

660 Fifth Avenue
New York, New York 10103
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 317-9200

Alex Lee
c/o Central Park Advisers, LLC
660 Fifth Avenue
New York, New York 10103
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, NY 10017

212-812-4125

Check each box that appropriately characterizes the Registrant:

☒  Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐  Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐  Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐  A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐  Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐  Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐  If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐  New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act, since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Investment Company Act File No. 811-22763

CPG CARLYLE COMMITMENTS FUND, LLC

April 2025

Supplement to the Confidential Memorandum

Dated April 1, 2024

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG CARLYLE COMMITMENTS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

THE CARLYLE GROUP INC. (AND ITS AFFILIATES) (COLLECTIVELY, "CARLYLE") IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE COMMITMENTS MASTER FUND, LLC (THE "MASTER FUND"). FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND. CERTAIN INFORMATION IN THE CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THE CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH therein or HEREIN. THERE CAN BE NO ASSURANCE OF THE FUTURE PERFORMANCE OF CARLYLE, THE UNDERLYING CARLYLE FUNDS OR THE FUND. PURCHASERS OF UNITS OF THE FUND WILL NOT BE LIMITED PARTNERS IN THE UNDERLYING CARLYLE FUNDS, WILL HAVE NO DIRECT INTEREST IN THE UNDERLYING CARLYLE FUNDS, WILL HAVE NO DIRECT VOTING RIGHTS IN THE UNDERLYING CARLYLE FUNDS, AND WILL NOT BE PARTIES TO ANY LIMITED PARTNERSHIP AGREEMENTS OF THE UNDERLYING CARLYLE FUNDS AND, ACCORDINGLY, WILL NOT HAVE ANY RIGHTS THEREUNDER AND MAY NOT BRING AN ACTION FOR ANY BREACH THEREOF AGAINST THE UNDERLYING CARLYLE FUNDS OR THE GENERAL PARTNERS OR MANAGER OF THE UNDERLYING CARLYLE FUNDS OR ANY OF THEIR AFFILIATES FOR ANY BREACH THEREOF. FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND’S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR’S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND’S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

2

CPG Carlyle Commitments Fund, LLC Supplement

April 2025

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated April 1, 2024, as amended or supplemented from time to time (the "Memorandum") of CPG Carlyle Commitments Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund’s Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund’s Investor Application.

* * *

This Supplement advises Investors of (i) potential changes to the Fund's investment program; (ii) changes to the membership of the Fund's Investment Committee as described below; (iii) the resignation of Ruth Goodstein from the Fund’s Board of Directors; (iv) the resignation of Michael Mascis as the Fund’s Principal Executive Officer; and (v) the appointment of Alex Lee to the Fund’s Board of Directors and as the Fund’s Principal Executive Officer. The foregoing is effective as of April 10, 2025.

We refer you to the Fund’s January 2025 supplement to the Memorandum, which discusses important information about the Fund’s tax status and potential changes in the Fund’s investment program. Please read carefully this supplement, along with the Memorandum and the Fund’s January 2025 supplement to the Memorandum.

The following supersedes corresponding disclosure in the Fund's January 2025 supplement to the Memorandum regarding potential changes in the Fund's investment program:

The Adviser currently is reviewing its investment approach with a view towards seeking to take better advantage of evolving market opportunities. The Adviser is considering making material changes to the Fund’s investment program, including by investing a greater percentage of the Fund’s assets in a broader range of investment funds advised by or affiliated with additional sponsors, by no longer investing with a Carlyle Focus, by changing the Fund name as appropriate, by investing directly or through investment funds in areas where the Adviser has, or its affiliates have, significant investment expertise, and by changing the mix of investments to emphasize co-investments and secondary investments. If the Adviser decides to make these or other similar changes, investors will receive notice before they are implemented. The Adviser believes that the material implementation of changes to the investment program, if any, may take up to two years or longer, subject to market conditions, success in raising new capital and potential secondary sales of certain of the Fund's investments.

The section of the Memorandum entitled "Investment Advisory Services—Portfolio Management—Investment Committee" is hereby amended to update information about the Fund’s Investment Committee and other Officers.

Alex Lee, Charlie Spiller and Bing Wong will remain as members of the Investment Committee; Graeme Conway and Wandy Hoh will join the Investment Committee; and all references to the other members of the Investment Committee in the Memorandum are hereby deleted as those individuals no longer will be serving on it. All references to Ms. Goodstein in her role on the Fund’s Board of Directors and Investment Committee and Mr. Mascis in his role as the Fund’s Principal Executive Officer and on the Investment Committee are hereby deleted.

Graeme Conway. Graeme Conway is Macquarie Asset Management ("MAM")'s Global Chief Commercial Officer and sits on MAM’s Executive Committee. Mr. Conway oversees MAM’s Insurance, Wealth Solutions and Investment Solutions businesses. Mr. Conway has 27 years of experience in infrastructure and asset management. Mr. Conway has worked in markets around the world including Australia, Europe, and North America and across the infrastructure industry in advisory, project finance, structured finance, and infrastructure funds management. Prior to his current role Mr. Conway was Head of Infrastructure and Real Assets in the Americas and was a member of the Investment Committees for MAM’s infrastructure and real estate funds in the Americas region, including the Macquarie Infrastructure Partner series of funds. Mr. Conway began his career with Macquarie Group in Sydney in 1997. He moved to the UK in 2001 where he worked on the establishment of MAM’s first European infrastructure fund. He subsequently established Macquarie Capital Advisory’s European Utilities and Energy Team and thereafter became Head of Macquarie Capital Europe. Mr. Conway moved to Macquarie’s New York offices in 2012 and was Head of MAM’s infrastructure and real assets business in the Americas until 2019. Mr. Conway holds Bachelor of Engineering and a Bachelor of Commerce in Finance and Management degrees from the University of Western Australia.

Wandy Hoh. Wandy Hoh is a Managing Director and President of Macquarie Alliance Partners, LLC ("MAP"). MAP is a part of a MAM division that provides capital and liquidity to limited partners and general partners in the private funds market. Ms. Hoh has over 24 years’ experience encompassing secondaries, infrastructure, private equity, venture capital and entrepreneurship. She joined MAM in 2020. Prior to joining MAM, Ms. Hoh was a Managing Director at Glenfarne Group, an infrastructure investment company, where she was a member of the Investment Committee and the Senior Steering Committee. Ms. Hoh was a founding member of the Strategic Partners Funds at DLJ and Credit Suisse (subsequently Blackstone). She also served in an asset management role at Pomona Capital and was the Founder and CEO of MeeGenius, a digital media platform acquired by Houghton Mifflin Harcourt. Ms. Hoh holds an MBA from Columbia Business School with a concentration in Finance and a BA in Business Economics from UCLA.

Alex Lee. Alex Lee is Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee, a Director of the Fund and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

The section of the Memorandum entitled "Investment Advisory Services—Portfolio Management—Other Accounts Managed" is hereby amended to add the below disclosures regarding the new members of the Investment Committee:

The following table lists the number and types of accounts, other than the Fund, managed by the Fund's Investment Committee members and assets under management in those accounts.

	Registered Investment Companies		Pooled Investment Vehicles			Other Accounts
Name	Number of Accounts*	Assets Managed	Number of Accounts**	Assets Managed		Number of Accounts***	Assets Managed
Graeme Conway	0	N/A1	2	$241,895,513	[2]	2	$199,334,507	[2]
Wandy Hoh	0	N/A1	2	$241,895,513	[2]	2	$199,334,507	[2]

*	None of the accounts charge any performance-based advisory fees.
**	These accounts are subject to a performance-based advisory fee.
***	One of the accounts with $77,427,712 in assets under management is subject to a performance-based advisory fee.

1	December 31, 2024. Effective April 10, 2025, Mr. Conway and Ms. Hoh joined the Investment Committee of the Fund and Mr. Conway also joined the Investment Committee of CPG Focused Access Fund, LLC.
2	As of September 30, 2024.

As of February 28, 2025, Graeme Conway and Wandy Hoh did not own Units of the Fund.

The following information is added to the section of the Memorandum entitled "Management of the Fund–Information About the Directors and Executive Officers" as follows (replacing or supplementing information in the Memorandum regarding Mr. Lee, as appropriate):

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INTERESTED DIRECTOR
Alex Lee (51) Macquarie Asset Management 660 Fifth Avenue New York, New York 10103 Director and Principal Executive Officer	Term - Indefinite Length - Since 2025	Head, MAM Wealth Solutions (since 2025); Co-Head, MAM Wealth Solutions (2024-2025); Head of Research, MAM Wealth Solutions, (2022-2024); Director of Research of Central Park Group, LLC (2010-2022)	10	None

* The Fund Complex consists of the Fund, CPG Carlyle Commitments Master Fund, LLC, CPG Focused Access Fund, LLC, CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG Vintage Access Fund IV, LLC, CPG Vintage Access Fund V, LLC, CPG Vintage Access Fund VI, LLC and CPG Vintage Access Fund VII, LLC.

● Alex Lee – In addition to serving as a Director of the Fund, Mr. Lee is the Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by the Director within the Fund Complex, in each case as of December 31, 2024. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex
Alex Lee	Over $100,000	Over $100,000

* * *

If you have any questions, or already have completed an Investor Application/Subscription Agreement in connection with subscribing for Units and wish to discuss further your investment with the Adviser, please feel free to contact the Adviser at (212) 317-9200.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank. Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities. In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the fiscal year ended March 31, 2024, including the reports of the Registrant’s and CPG Carlyle Commitments Master Fund, LLC’s independent registered public accounting firm, and the unaudited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the semi-annual period ended September 30, 2024, are incorporated by reference to the Registrant’s Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012 (the "Registration Statement").

	(a)(2)	Certificate of Amendment is incorporated by reference to Exhibit (a)(2) of Amendment No. 6 to the Registration Statement, filed on March 22, 2017 ("Amendment No. 6").

	(a)(3)	Certificate of Amendment is incorporated by reference to Exhibit (a)(3) of Amendment No. 6.

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement, dated March 16, 2017 is incorporated by reference to Exhibit (a)(4) of Amendment No. 6.

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 3 to the Registration Statement, filed on November 25, 2015.

	(d)(2)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Investment Advisory Agreement is incorporated by reference to Exhibit (g) of Amendment No. 18 to the Registration Statement, filed on January 30, 2024 ("Amendment No. 18").

	(h)(1)	Placement Agency Agreement is incorporated by reference to Exhibit (h)(1) of Amendment No. 18.

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement is incorporated by reference to Exhibit (h)(2) of Amendment No. 18.

(h)(3)	Distribution Plan is incorporated by reference to Exhibit (h)(3) of Amendment No. 18.

(i)	Not Applicable

(j)(1)	Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(1) of Amendment No. 18.

(j)(2)	Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 18.

(k)(1)	Services Agreement is incorporated by reference to Exhibit (k)(1) of Amendment No. 9 to the Registration Statement, filed on July 19, 2019.

(k)(2)	Escrow Agreement with respect to Class A Units of Beneficial Interest is incorporated by reference to Exhibit (k)(2) of Amendment No. 18.

(k)(3)	Escrow Agreement with respect to Class I Units of Beneficial Interest is incorporated by reference to Exhibit (k)(3) of Amendment No. 18.

(k)(4)	Amendment One to Services Agreement is incorporated by reference to Exhibit (k)(4) of Amendment No. 18.

(k)(5)	Amendment Two to Services Agreement is incorporated by reference to Exhibit (k)(5) of Amendment No. 18.

(k)(6)	Amendment Three to Services Agreement is incorporated by reference to Exhibit (k)(6) of Amendment No. 18.

(k)(7)	Amendment Four to Services Agreement is incorporated by reference to Exhibit (k)(7) of Amendment No. 18.

(k)(8)	Amendment Five to Services Agreement is incorporated by reference to Exhibit (k)(8) of Amendment No. 18.

(k)(9)	Amendment Six to Services Agreement is incorporated by reference to Exhibit (k)(9) of Amendment No. 18.

(k)(10)	Amendment Seven to Services Agreement is incorporated by reference to Exhibit (k)(10) of Amendment No. 18.

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of the Registrant, as revised December 14, 2023, is incorporated by reference to Exhibit (r)(1) of Amendment No. 19 to the Registration Statement, filed on April 1, 2024 ("Amendment No. 19").

(r)(2)	Code of Ethics of Central Park Advisers, LLC is incorporated by reference to Exhibit (r)(2) of Amendment 20 to the Registration Statement, filed on September 12, 2024 ("Amendment No. 20")

*	Filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1 to the Registration Statement, filed on January 11, 2013.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of February 28, 2025:

Title of Class	Number of Record Holders
Class A Units of Beneficial Interest	3,380
Class I Units of Beneficial Interest	2,623

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant’s Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(4) to Amendment No. 6, and to Paragraph 7 of the Registrant’s Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g) to Amendment No. 18. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, Global Investor and Distribution Solutions. and ALPS Fund Services, Inc., serve as the Registrant’s administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records are maintained by Central Park Advisers, LLC at 660 Fifth Avenue, New York, New York 10103.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of April 2025.

CPG CARLYLE COMMITMENTS FUND, LLC

By:	/s/ Alex Lee
Alex Lee
Authorized Person

Exhibit Index

None

EX-101	Inline Interactive Data File - the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

EX-101.INS	XBRL Taxonomy Instance Document

EX-101.SCH	XBRL Taxonomy Schema Document

EX-101.DEF	XBRL Taxonomy Definition Linkbase Document

EX-101.LAB	XBRL Taxonomy Label Linkbase Document

EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document